Regency Energy Partners Reports First-Quarter 2009 Results

DALLAS, May 11, 2009 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the first quarter ended March 31, 2009.

Regency’s adjusted EBITDA was $55 million in the first quarter 2009 compared to $56 million in the first quarter 2008, which assumes a full three-month contribution from the Regency Intrastate Gas Subsidiary (“RIGS”) for the first quarter 2009.

On March 17, 2009, Regency announced the completed formation of a joint venture with an affiliate of GE Energy Financial Services and Alinda Capital Partners LLC (“Alinda”) to fund the Haynesville Expansion Project in North Louisiana.  Regency contributed its RIGS system, and GE Energy Financial Services and Alinda contributed $126.5 million and $526.5 million in cash, respectively, to the joint venture in return for a 38%, 12% and 50% general partnership interest, respectively.

Adjusting for the impact of the Haynesville Joint Venture, reported adjusted total segment margin increased 9% to $104 million in the first three months of 2009, compared to $95 million in the corresponding 2008 period.  Reported adjusted EBITDA decreased to $54 million in the first quarter 2009, compared to $56 million in the first quarter 2008.

Regency generated net income of $148 million in the three months ended March 31, 2009, compared to $10 million for the corresponding period in 2008.  The increase in net income was primarily due to a $134 million gain primarily associated with the contribution of RIGS to the Haynesville Joint Venture.

“Regency generated solid year-over-year operating results in the first quarter 2009, including an increase in adjusted total segment margin, despite reduced drilling activity and significantly lower commodity prices,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “The increase in segment margin is testament to our growing fee-based business and strong hedging program, and our first-quarter results are in line with our budgeted expectations.”

“Our ability to close and secure financing for the Haynesville Joint Venture in the first quarter 2009 at terms accretive to unitholders places Regency in a unique, strategic position to capture first-mover advantage in meeting initial Haynesville Shale demand,” Kelley added.  “Regency has secured commitments from shippers for 92% of the pipeline capacity for the Haynesville Expansion Project and has requests for all of the remaining capacity.  We are pleased to report that construction began on May 1, 2009, as scheduled, and that the project is on budget with a planned in-service date of December 31, 2009.”

REVIEW OF SEGMENT PERFORMANCE

With the completion of the Haynesville Joint Venture, the Partnership realigned the composition of its business segments and has restated all segment information to reflect this new alignment.

Gathering & Processing - The Gathering & Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities.  In addition, the Partnership now reports its producer services revenue in this segment.

Adjusted segment margin for Gathering & Processing, which excludes non-cash hedging gains and losses related to this segment, was $56 million for the quarter ended March 31, 2009, compared to $58 million for the first quarter 2008.

Total throughput volumes for the Gathering & Processing segment averaged approximately 1 million MMbtu per day of natural gas, and processed NGLs averaged 23 thousand barrels per day for the quarter ended March 31, 2009, compared to 919 thousand MMbtu per day of natural gas and 23 thousand barrels for processed NGLs for the first quarter 2008.

Transportation - Following the closing of the Haynesville Joint Venture, Regency’s Transportation segment consists exclusively of its interest in the Haynesville Joint Venture.  Prior periods have been restated to reflect the Partnership’s wholly owned subsidiary of RIGS as the exclusive reporting unit within this segment.

For quarterly comparisons of the Transportation segment, Regency has provided information for 100% of RIGS for the entire quarter.  The following discussion combines the results of operations of RIGS from January 1, 2009, to March 17, 2009, with the results of operations of the Haynesville Joint Venture from inception on March 18, 2009, to March 31, 2009.

Adjusted segment margin increased 2% to $14 million in the first quarter 2009, compared to $13 million in the first quarter 2008.  Total transportation throughput volumes averaged 810 thousand MMbtu per day of natural gas for the first quarter 2009 compared to 732 thousand MMbtu per day of natural gas for the corresponding period in 2008, an 11% increase.

Contract Compression - The Contract Compression segment provides customers with turnkey natural gas compression services to maximize natural gas and crude oil production, throughput and cash flow.  Regency's integrated solutions include a comprehensive assessment of a customer's natural gas contract compression needs, and the design and installation of a customized compression system.

Segment margin for the Contract Compression segment increased to $37 million for the first quarter 2009, compared to $23 million in the first quarter 2008, which was enhanced by the exclusion of 15 days of activity in 2008 due to the timing of the CDM acquisition.  Regency’s revenue generating horsepower at the end of the first quarter 2009 was 789,494, compared to 615,852 of revenue generating horsepower at the end of the first quarter 2008, a 28% increase.

Corporate and Others – The Corporate and Others segment is comprised of an immaterial, regulated interstate pipeline and the Partnership’s corporate offices. Revenues in this segment are derived from the operations of the regulated interstate pipeline, which prior to the realignment of the business segments, was reported within the Transportation segment.  Segment margin for first quarter 2009 was $430 thousand compared to $200 thousand for the corresponding quarter in 2008.

CASH DISTRIBUTIONS

On April 27, 2009, Regency announced a cash distribution of 44.5 cents per outstanding common unit for the first quarter ended March 31, 2009. This distribution is equivalent to $1.78 on an annual basis and will be paid on May 14, 2009, to unitholders of record at the close of business on May 7, 2009.

In the first quarter 2009, Regency generated $41 million in cash available for distribution, representing coverage of 1.1 times the amount required to cover its announced distribution to common unitholders.

“Regency plans to maintain our current distribution level during the construction of the Haynesville Expansion Project despite a potential temporary dip below a 1.0 times coverage ratio in 2009,” said Kelley.  “This shortfall will be offset in 2010, once the project comes on-line at the end of this year.”

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.

Although Regency intends to maintain the current distribution of 44.5 cents per outstanding common unit through 2009, distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.  In the event of a further deterioration in market conditions, including continued lack of access to capital markets, an increased cost of capital and/or decreased producer drilling activity, Regency will reevaluate this decision which could lead to a reduction in distributions.

2009 ORGANIC GROWTH PROJECTS

Regency’s 2009 budget has been reduced by approximately $13 million to $107 million in growth capital with approximately $82 million dedicated to the Contract Compression segment and the remaining $25 million identified for the Gathering & Processing segment.  All capital expenditures related to the Haynesville Expansion Project have been excluded because those costs are being funded by the Haynesville Joint Venture. The $13-million capital expenditure reduction is associated with the elimination of approximately $10 million of compression commitments for 2009 and the deferral of approximately $3 million of compression commitments to 2010.

In the three months ended March 31, 2009, Regency incurred $45 million of growth capital expenditures, of which $39 million was related to the fabrication of new compression packages and ancillary assets for the Contract Compression segment.  In addition, $6 million was spent on various projects in the Gathering & Processing segment.

Regency intends to finance approximately $40 million of compression growth capital with an operating lease facility.  The facility is available for leases with inception dates up to and including December 31, 2009, and mitigates the need to use available capacity under Regency’s credit facility.  The remaining $22 million of 2009 budgeted growth capital and approximately $10 million of incurred, but not yet paid, growth capital will be funded using incremental borrowings.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss first-quarter 2009 results on Monday, May 11, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-800-291-5365 in the United States, or +1-617-614-3922 outside the United States, pass code 65860166.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for 7 days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 14843372.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of adjusted EBITDA, combined adjusted EBITDA, EBITDA, cash available for distribution, adjusted segment margin, segment margin, adjusted total segment margin, and total segment margin, which are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define adjusted EBITDA as net income (loss) plus interest expense, net, depreciation and amortization expense, income tax expense and non-cash loss (gain) from risk management activities. In deriving adjusted EBITDA for the first quarter of 2009, we made a negative adjustment for the gain on the sale of assets because it is a non-cash item.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to
        financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment
        opportunities.

Our adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted EBITDA in the same manner.

We defined combined adjusted EBITDA as adjusted EBITDA plus Regency’s percentage of Haynesville Joint Venture depreciation and amortization expense plus Haynesville Joint Venture EBITDA owned by third parties.

We define cash available for distribution as:

•	adjusted EBITDA,
•	plus non-cash items affecting adjusted EBITDA, such as non-cash unit-based compensation expense related to our Long-Term Incentive Plan (“LTIP”),
•	minus interest expense,
•	minus maintenance capital expenditures,
•	minus (plus) income tax expense (benefit),
•	plus cash proceeds from asset sales, if any,
•	plus distributions from the Haynesville Joint Venture in excess of EBITDA,
•	plus Regency’s percentage of the Haynesville Joint Venture depreciation and amortization.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by the Partnership during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define adjusted segment margin as segment operating revenues (including transportation and other service fees) less segment cost of sales adjusted for non-cash gains (losses) from risk management activities and non-cash losses from commodity put option expirations. Adjusted segment margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product purchases and sales, a key component of our operations.

We define adjusted total segment margin as total operating revenues less the cost of sales adjusted for non-cash gains (losses) from risk management activities and losses from non-cash commodity put option expirations.  Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins, including intersegment eliminations.

Our segment margin measures may not be comparable to similarly titled measures of other companies because other entities may not calculate segment margin amounts in the same manner.

Schedules presenting Regency's consolidated statements of operations, segment margin and operating information by segment, as well as schedules reconciling adjusted EBITDA, cash available for distribution, adjusted segment margin, and adjusted total segment margin to the most directly comparable financial measures calculated and presented in accordance with GAAP are attached to this document.

This press release may contain forward-looking statements regarding Regency Energy Partners.  These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the Partnership’s operating segments, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Corporate Finance Support & Investor Relations
Regency Energy Partners
214-840-5467
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Condensed Consolidated Statements of Operations

Regency Energy Partners LP
Condensed Consolidated Income Statements
Unaudited
(in thousands)

	Three Months Ended March 31,
	2009	2008

REVENUES
Gas sales	$148,270	$236,692
NGL sales	49,585	108,499
Gathering, transportation and other fees, including related party amounts of $811 and $991	72,621	61,986
Net realized and unrealized gain (loss) from risk management activities	14,455	(13,657)
Other	5,194	11,715
Total revenues	290,125	405,235

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $247 and $403	182,901	313,589
Operation and maintenance	36,042	28,845
General and administrative	14,852	11,271
Gain on asset sales, net	(133,932)	-
Management services termination fee	-	3,888
Depreciation and amortization	27,889	21,741
Total operating costs and expenses	127,752	379,334

OPERATING INCOME	162,373	25,901

Income from unconsolidated subsidiary	336	-
Interest expense, net	(14,227)	(15,406)
Other income and deductions, net	42	176
INCOME BEFORE INCOME TAXES	148,524	10,671
Income tax expense	100	251
NET INCOME	148,424	10,420
Net income attributable to noncontrolling interest	(35)	(72)
NET INCOME ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$148,389	$10,348

Segment Financial and Operating Data

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Gathering and Processing Segment
Financial data (1):
Segment margin	$59,148	$55,246
Adjusted segment margin	$55,583	$58,336
Operating data:
Throughput (MMbtu/d)	1,038,707	918,950
NGL gross production (Bbls/d)	22,721	23,068

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganziation of our segments.

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Transportation Segment
Financial data (1):
Segment margin	$11,554	$13,254
Adjusted segment margin	$11,554	$13,254
Operating data:
Throughput (MMbtu/d)	812,332	732,006

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganziation of our segments.

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Combined Transporation Segment(1)
Financial data:
Segment margin	$13,556	$13,253
Adjusted segment margin	$13,556	$13,253
Operating data:
Throughput (MMbtu/d)	810,848	732,006

(1) Assumes a three month contribution from RIGS.

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Contract Compression Segment
Financial data:
Segment margin	$36,981	$23,021
Operating data:
Revenue generating horsepower	789,494	615,852
Average horsepower per revenue generating compression unit	858	849

	Three Months Ended March 31,
	2009	2008
	($ in thousands)
Corporate & Others
Financial data:
Segment margin	$430	$200

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended March 31,
	2009	2008	2007
	($ in thousands)
Net income (loss) attributable to Regency Energy Partners LP	$148,389	$10,348	$(1,295)
Income tax expense	100	251	-
Interest expense, net	14,227	15,406	14,885
Depreciation and amortization	27,889	21,741	11,427
EBITDA (a)	$190,605	$47,746	$25,017
Non-cash loss (gain) from risk management activities	(3,565)	3,090	(684)
Non-cash put option expiration	-	-	693
Loss (gain) on asset sales, net	(133,932)	26	1,808
Management services termination fee	-	3,888	-
Other (income) expense	764	1,252	6
Adjusted EBITDA	$53,872	$56,002	$26,840
Depreciation and amortization attributable to Haynesville Joint Venture recorded in investing income (1)	254	-	-
Haynesville Joint Venture EBITDA owned by third parties(2)	963	-	-
Combined Adjusted EBITDA	$55,089	$56,002	$26,840

(a) Earnings before interest, taxes, depreciation and amortization.
(1) Depreciation and amortization related to Regency's 38% interest in HPC.
(2) Represents 62% of the Haynesville Joint Venture's EBITDA from March 18, 2009 to March 31, 2009.

Non-GAAP Adjusted Segment Margin to GAAP Net Income (Loss)

	Three Months Ended March 31,
	2009	2008	2007
	($ in thousands)
Net income (loss) attributable to Regency Energy Partners LP	$148,389	$10,348	$(1,295)
Add (Deduct):
Operation and maintenance	36,042	28,845	10,925
General and administrative	14,852	11,271	6,851
Loss (gain) on asset sales, net	(133,932)	-	1,808
Management services termination fee	-	3,888	-
Depreciation and amortization	27,889	21,741	11,427
Income from unconsolidated subsidiary	(336)	-	-
Interest expense, net	14,227	15,406	14,885
Other income and deductions, net	(42)	(176)	(110)
Income tax expense	100	251	-
Net income attributable to noncontrolling interest	35	72	-
Total Segment Margin (1)	$107,224	$91,646	$44,491
Non-cash loss (gain) from risk management activities	(3,565)	3,090	(684)
Non-cash put option expiration	-	-	693
Adjusted Total Segment Margin	$103,659	$94,736	$44,500

Transportation Segment Margin (1)	$11,554	$13,254	$12,910

Contract Compression Segment Margin	36,981	23,021	-

Corporate & Others Segment Margin (1)	430	200	(856)

Inter-Segment Elimination	(889)	(75)	1,295

Adjusted Segment Margin for Gathering and Processing (1)	$55,583	$58,336	$31,151

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganziation of our segments.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
March 31, 2009
($ in thousands)
Net cash flows provided by operating activities	$36,331
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization	(28,932)
Net income attributable to the noncontrolling interest	(35)
Income from unconsolidated subsidiary	336
Risk management portfolio value changes	3,565
Gain on assets sales, net	133,932
Unit based compensation expenses	(1,189)
Trade accounts receivables, accrued reveneues, and related party receivables	(22,741)
Other current assets	(10,458)
Trade accounts payable, accrued cost of gas and liquids, and related party payables	36,948
Other current liabilities	1,022
Other assets and liabilities	(390)
Net income attributable to Regency Energy Partners LP	$148,389
Add (deduct):
Income tax expense	100
Interest expense, net	14,227
Depreciation and amortization	27,889
EBITDA	$190,605
Add (deduct):
Non-cash gain from risk management activities	(3,565)
Gain on assets sales, net	(133,932)
Other	764
Adjusted EBITDA	$53,872
Add (deduct):
Unit based compensation expenses	1,189
Interest expense, excluding capitalized interest	(14,059)
Maintenance capital expenditures	(4,864)
Proceeds from sale of assets	3,077
Distribution from the Haynesville Joint Venture in excess of EBITDA	1,310
Depreciation and amortization attributable to Haynesville Joint Venture
recorded in investing income	254
Income tax expense	(100)
Cash available for distribution	$40,679